UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 13, 2008
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 13, 2008, Avanir Pharmaceuticals (the “Company”) received a staff determination letter from the Listing Qualifications Department of the NASDAQ Stock Market indicating that the Company fails to comply with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Market set forth in NASDAQ Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the Company has a cure period of 180 calendar days, or until February 9, 2009, to regain compliance by having the bid price of its common stock close at $1.00 per share or more for a minimum of 10 consecutive business days.
If the Company does not regain compliance with Marketplace Rule 4450(a)(5) by February 9, 2009, NASDAQ will provide written notification that the Company’s common stock may be delisted. At that time, the Company may appeal NASDAQ’s decision to a Listing Qualifications Panel pursuant to the Marketplace Rule 4800 series. Alternatively, the Company may consider applying to transfer the listing of its common stock to the NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement of Marketplace Rule 4310(c)(4). If its application were approved, the Company would be afforded the remainder of a second 180 calendar day compliance period, or until about August 9, 2009, to regain compliance with the $1.00 minimum closing bid price requirement while its common stock trades on the NASDAQ Capital Market.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avanir Pharmaceuticals
August 18, 2008	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance

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